Delisting Determination, The Nasdaq Stock Market, LLC, May 16, 2024, Next.e.GO N.V.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Next.e.GO N.V., effective at the opening of the trading session on May 28, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(1).
The Company was notified of the Staff determination on March 25, 2024. On March 28, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 26, 2024, the Company received an additional delist determination for its failure to meet the requirement in Listing Rule 5250(f).
A hearing on the matter was scheduled for May 16, 2024. On April 29, 2024, the Company witdrew its appeal. The Company securities were suspended on May 1, 2024. The Staff determination to delist the Company securities became final on May 1, 2024.